EXHIBIT 99.1

Orders Rebound, Earnings Increase During Hooker Furniture’s Second Quarter

MARTINSVILLE, Va., Sept. 03, 2020 (GLOBE NEWSWIRE) -- Hooker Furniture Corporation (NASDAQ-GS: HOFT) today reported consolidated net sales of $130.5 million and net income of $5.8 million, or $0.48 per diluted share, for its fiscal 2021 second quarter ended August 2, 2020.

Net sales decreased by 14.3%, or $21.7 million, compared to the prior year period, while net income increased 38.8%, or $1.6 million. Earnings per diluted share for the quarter increased 37.1% from $0.35 a year ago.

“While the COVID-19 pandemic continued to impact the economy and our operations, our business began to rebound in mid-May and hasn’t let up since,” said Paul B. Toms Jr. chairman and chief executive officer. “Fiscal July consolidated incoming orders were up 34% compared to a year ago, and backlogs were up 35%. Based on this unusually robust order rate for the summer months, we continue to believe that furniture is an advantaged sector during the pandemic-related economic downturn and ‘safer-at-home’ practices, due to pent-up demand, a robust housing market and less competition from other discretionary spending such as travel, dining out and sporting events.”

“Some HFC divisions were able to capitalize on the surge in demand sooner than others,” Toms said. “We were able to better capitalize on the exceptional demand for our products in those divisions that ship stock from our warehouses, including Hooker Branded Casegoods and Upholstery and some Home Meridian (HMI) divisions such as Accentrics Home,” he said. The positive impact of higher demand was not felt as immediately in the Domestic Upholstery segment and in the HMI units that service customers via direct container. “After our upholstery factories shut down for four weeks in the spring, production slowly ramped up during the summer to near capacity by the end of Q2,” Toms said. “Sales will also lag demand in our container-direct businesses at HMI. Container-direct orders cancelled by large customers in March and April were reinstated in the summer months and will have more of a positive impact on revenues in the second half of our fiscal year as production begins to flow through the pipeline,” Toms said.

Consolidated operating income increased by $1.7 million or 30.2% as compared to the prior-year second quarter. The Home Meridian segment reported $1.1 million in operating income compared to a small operating loss in the prior year second quarter. Hooker Branded segment operating margin performance continued at a high level, and the Domestic Upholstery segment reported essentially breakeven operating income for the second quarter despite decreased net sales and inefficiencies from operating at significantly reduced production volumes and lower capacities early in the COVID-19 crisis.

“Reduction of spending in response to the economic shutdown had a significant positive impact on profitability in the quarter, as did lower costs of goods sold, as we have steadily shifted offshore production to non-tariff countries since last year,” Toms said. ”Year to date, approximately 22% of our casegoods and imported upholstery products have been subject to the 25% tariff on finished goods imported from China, a significant reduction compared to 35% of imported goods subject to tariffs during the same period a year ago,” he said.

“Some of our cost-cutting was temporary, such as furloughs and reductions in executives’ salaries and directors’ fees, which have now been reinstated. Other cuts will stay in place until higher volume warrants more spending. The flexibility of our variable cost model has been proven again during this crisis by our ability to scale our business correctly to demand,” Toms said.

For the fiscal 2021 first-half, consolidated net sales were $235.1 million, a decrease of 18.3% or $52.6 million compared to last year, and net loss was $29.0 million, or $2.46 per diluted share, compared to $0.52 earnings per diluted share in last year’s first half.

The items driving the net loss for the 2021 first half occurred in the first quarter at the depth of the COVID economic contraction, and nearly 60% of the first half sales decrease occurred in the first quarter as well. Due to the material impact of COVID-19 on the Company’s financial performance, market valuations and other factors in the 2021 first quarter, the Company determined that an intangibles asset valuation analysis was appropriate when we reported 2021 first quarter results. As a result, the first-half loss was driven by a $44 million ($33.7 million after tax), non-cash intangible asset impairment charge in Q1 to write down goodwill and certain tradenames in the HMI segment, and goodwill in the Shenandoah division of the Domestic Upholstery segment.

During the fiscal 2021 second quarter, Home Meridian segment net sales decreased by $16.0 million or 18.4%. Domestic Upholstery segment net sales decreased by $5.2 million or 22.8%, and Hooker Branded segment net sales slightly decreased 1.5%, while All Other’s net sales increased 1.7%, all as compared to the fiscal 2020 second quarter.

Segment Reporting: Hooker Branded

“Q2 incoming orders increased by nearly 12% year-over-year in the Hooker Branded segment, and the segment finished the quarter with an order backlog over 45% higher than the comparable period a year ago,” said Jeremy Hoff, president of Hooker Legacy Brands. “Backlogs are currently higher as production ramps up in Asia to meet strong demand.”  Net sales for the segment were essentially flat compared to a year ago, dipping slightly by $584,000, or 1.5% in the fiscal 2021 second quarter. Most traditional furniture stores and small or regional chains that closed during the economic shutdown reopened during the fiscal 2021 second quarter, leading to increased demand from the segment’s largest distribution channel.

“Because of the disruption of the industry’s product introduction cycle due to the cancellation of Spring High Point Market, our team has developed creative ways to keep interest high in new products and stay top-of-mind with customers,” Hoff said. “We have done this through digital marketing with upscale photography and 360-degree videos in a virtual showroom on our website showcasing four new collections. We also participated in a 3-day ‘Mini-Market’ held in High Point showrooms during June. We were gratified to receive solid orders on the collections and expect to begin shipping them to retail stores by October,” he said.

The dynamics of the interrupted product introduction cycle, along with pent-up retailer and consumer demand for new furniture styles, has significantly increased the importance of the upcoming mid-September High Point Premarket, Hoff said. “While we typically see around 40 retail customers at Premarket, we expect to see over 100 this time,” he said. According to industry reports, approximately 235 exhibitors plan to show at the market preview, compared to the approximately 25 exhibitors typical in past years. “We intend to introduce a major home office program at Premarket in response to the surge in demand for multi-functional furniture that facilitates more home-based work,” Hoff said, adding that Hooker Casegoods will also display the four new collections, first introduced virtually, at the upcoming Premarket.

Segment Reporting: Home Meridian

During the quarter, HMI sales were $71.2 million, down 18.4% from prior year.  Operating profit improved to $1.1 million from the near break-even Q2 performance a year ago. HMI’s gross profit decreased in absolute terms but improved as a percentage of net sales, as some of the issues negatively impacting the segment last year, including excess tariff and higher warehousing and distribution costs were mostly resolved.

“Our profitability for the quarter benefitted from cost cuts and spending reductions that were implemented in Q1 to combat the effects of the pandemic,” said Lee Boone, co-president of HMI. “In addition, most of the significant unusual charges we experienced in the prior year did not reoccur.”

“The sales decline was partially the result of a near $7 million sales decrease in the Samuel Lawrence Hospitality (SLH) division that services hotels and motels, which have been severely impacted by the pandemic. In addition, the disruptions of Covid-19 on our suppliers, many of which struggled to rebuild production capacity to pre-COVID levels, impacted product availability,” he said. “Fortunately, HMI was in a strong inventory position prior to the pandemic, which enabled us to ship significant quantities from our warehouse inventory.” Boone added, “These warehouse inventories were significantly reduced in Q2, which will impact our near-term warehouse shipments until we can replenish inventories for the fall selling season, which we expect to do over the next sixty days.”

“Incoming orders were extremely strong in Q2, exceeding prior year orders by 37%. Brisk demand was driven by strong e-commence business, as well as surprisingly strong demand from our brick and mortar retailers as they reopened their stores following 4-6 weeks of pandemic shut-downs,” Boone said. E-commerce and Club sales, which were less impacted by retail shutdowns during the COVID-19 pandemic, continued the strong performance, with sales increasing by about 20% in the Accentrics Home and HMidea divisions.

“Order backlog continued to build in the quarter, the result of continuing strong incoming demand from our customers, many of whom are placing orders for product well into the future,” Boone said.  “We finished the quarter with backlogs up 32% over prior year.   Looking forward, our order backlog continues to build, and we are working diligently to maximize production and shipments to satisfy remarkable current demand.”

Several HMI divisions will participate in the upcoming September High Point Premarket. “While Premarket is normally a small-scale dress rehearsal a month in advance of the international High Point Market, we expect our retail attendance to be up four to five-fold,” Boone said. “We are booking advance appointments, and initial indications are for an exceptionally well-attended event. Our sales teams, samples and showrooms are ready.”

Segment Reporting: Domestic Upholstery

Net sales decreased by $5.2 million or 22.8% in the fiscal 2021 second quarter as compared to the same prior-year period. At the end of second quarter, Domestic Upholstery’s backlog was about 45% higher than the prior year second quarter, due to the ramp up from reduced operating schedules in the second quarter and the receipt of programmed orders that are expected to ship later in the Fall. Incoming orders decreased by 5.9% as compared to the comparable prior year period.

In response to the COVID-19 pandemic as well as reduced orders, Bradington-Young’s and Shenandoah’s manufacturing plants were temporarily closed in April, and Sam Moore operated at reduced capacity. Upholstery production facilities gradually resumed operations during the second quarter and as of early September, all three divisions were operating near capacity as they continue to ramp up from reduced operating schedules. Segment management implemented cost reduction measures earlier in the year to mitigate expected operating inefficiencies and operating results were within $10,000 of break-even for the quarter.

Segment Reporting: All Other

All Other net sales stayed essentially flat versus the prior year period and it reported an operating income of $350,000 due to continued solid performance at H Contract. However, H Contract incoming orders decreased 9% in the second quarter from the prior year period, as senior-living facilities, the focus of this division’s business, felt the impact of the COVID-19 pandemic.

Cash, Debt and Inventory

The net loss recorded for the six-month period, was driven by impairment charges, which had no impact on cash flow for the year. During the six-month period, the Company generated $53.2 million in cash from operating activities, distributed $3.8 million in cash dividends to shareholders, and paid $3.2 million in principal and interest on its term loans. Cash and cash equivalents stood at $82.2 million at fiscal 2021 second quarter-end, an increase of $46.2 million compared to the balance at the end of fiscal 2020. Additionally, the Company had access to $24.9 million in cash surrender value of Company-owned life insurance policies. Along with an aggregate $25.7 million available under its existing revolver to fund working capital, the Company is confident that its strong financial condition can weather the expected short-term impacts of COVID-19; however, an extended impact may continue to materially and adversely affect its sales, earnings and liquidity. The Company had $27.2 million in acquisition-related debt as of the end of the fiscal 2021 second quarter and its consolidated inventories stood at $67.7 million, compared to $92.8 million at the end of fiscal 2020 on February 2, 2020.

“In order to meet the brisk demand for our products following a time of production shutdowns by our vendors and our own upholstery facilities, we have been revisiting our sales forecasts weekly and adjusting production orders based on incoming demand,” said Toms. “We have experienced some stock-outs on bestsellers but expect to remedy that in the next sixty days as our vendors ramp up their production. In transit inventories are already growing. Both HMI and Hooker are in a good position to be prioritized by major vendors, in that we are typically the largest customers to all our major vendors,” he concluded.

Outlook

“Given the robust housing market, strong demand since mid-May, and order backlogs up 35% at the end of the second quarter, we enter the fall with momentum and optimism,” said Toms. “We used the shutdown period to improve efficiencies and effectiveness in our business, from cost-cutting to long-range strategic planning to focusing our efforts and resources on the items driving our business. We believe all of these initiatives will yield long-term positive results.”

“We are concerned about the human and economic toll of COVID, both currently, and the future possibility of additional surges of the virus that may delay re-openings and have adverse effects in certain regions or states. However, we have a very strong team, and are in excellent financial condition. We weathered the disruption of tariffs last year and the pandemic this year. We are well-prepared to face an uncertain future, and well-positioned to benefit from furniture’s current emergence as an advantaged category,” Toms concluded.

Dividends

On September 2, 2020, the Company’s board of directors declared a quarterly cash dividend of $0.16 per share, payable on September 30, 2020, to shareholders of record at September 18, 2020.

Conference Call Details

Hooker Furniture will present its fiscal 2021 second quarter financial results via teleconference and live internet web cast on Thursday morning, September 3, 2020 at 9:00 AM Eastern Time. The dial-in number for domestic callers is 877.665.2466 and the number for international callers is 678.894.3031. The conference ID number is 6511379. The call will be simultaneously web cast and archived for replay on the Company's web site at www.hookerfurniture.com in the Investor Relations section.

Hooker Furniture Corporation, in its 97th year of business, is a designer, marketer and importer of casegoods (wooden and metal furniture), leather-and fabric-upholstered furniture for the residential, hospitality and contract markets. The Company also domestically manufactures premium residential custom leather and custom fabric-upholstered furniture. It is ranked among the nation’s largest publicly traded furniture sources, based on 2019 shipments to U.S. retailers, according to a 2020 survey by a leading trade publication. Major casegoods product categories include home entertainment, home office, accent, dining and bedroom furniture in the upper-medium price points sold under the Hooker Furniture brand.  Hooker’s residential upholstered seating product lines include Bradington-Young, a specialist in upscale motion and stationary leather furniture, Sam Moore Furniture, a specialist in upscale occasional chairs, settees, sofas and sectional seating with an emphasis on cover-to-frame customization, Hooker Upholstery, imported upholstered furniture targeted at the upper-medium price-range and Shenandoah Furniture, an upscale upholstered furniture company specializing in private label sectionals, modulars, sofas, chairs, ottomans, benches, beds and dining chairs in the upper-medium price points for lifestyle specialty retailers.  The H Contract product line supplies upholstered seating and casegoods to upscale senior living facilities. The Home Meridian division addresses more moderate price points and channels of distribution not currently served by other Hooker Furniture divisions or brands. Home Meridian’s brands include Accentrics Home, home furnishings centered around an eclectic mix of unique pieces and materials that offer a fresh take on home fashion, Pulaski Furniture, casegoods covering the complete design spectrum in a wide range of bedroom, dining room, accent and display cabinets at medium price points, Samuel Lawrence Furniture, value-conscious offerings in bedroom, dining room, home office and youth furnishings, Prime Resources, value-conscious imported leather upholstered furniture, Samuel Lawrence Hospitality, a designer and supplier of hotel furnishings and HMidea, a 2019 start-up that provides better-quality, ready-to-assemble furniture to mass marketers and e-commerce customers. Hooker Furniture Corporation’s corporate offices and upholstery manufacturing facilities are located in Virginia and North Carolina, with showrooms in High Point, N.C. and Ho Chi Minh City, Vietnam. The company operates eight distribution centers in North Carolina, Virginia, California and Vietnam. Please visit our websites hookerfurniture.com, bradington-young.com, sammoore.com, hcontractfurniture.com, homemeridian.com, pulaskifurniture.com, accentricshome.com and slh-co.com.

Certain statements made in this release, other than those based on historical facts, may be forward-looking statements. Forward-looking statements reflect our reasonable judgment with respect to future events and typically can be identified by the use of forward-looking terminology such as “believes,” “expects,” “projects,” “intends,” “plans,” “may,” “will,” “should,” “would,” “could”  or “anticipates,” or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy.  Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements.  Those risks and uncertainties include but are not limited to: (1) The effect and consequences of the coronavirus (COVID-19) pandemic or future pandemics on a wide range of matters including U.S. and local economies; our business operations and continuity; the health and productivity of our employees; the impact on our supply chain, the retail environment and our customer base; the possible impairment of our intangible assets as a result of adverse economic or other market conditions; (2) general economic or business conditions, both domestically and internationally, and instability in the financial and credit markets, including their potential impact on our (i) sales and operating costs and access to financing or (ii) customers and suppliers and their ability to obtain financing or generate the cash necessary to conduct their respective businesses; (3) adverse political acts or developments in, or affecting, the international markets from which we import products, including duties or tariffs imposed on those products by foreign governments or the U.S. government, such as the current U.S. administration imposing a 25% tariff on certain goods imported into the United States from China, including almost all furniture and furniture components manufactured in China, with the potential for additional or increased tariffs in the future; (4) sourcing transitions away from China, including the lack of adequate manufacturing capacity and skilled labor and longer lead times, due to competition and increased demand for resources in those countries; (5) risks associated with our reliance on offshore sourcing and the cost of imported goods, including fluctuation in the prices of purchased finished goods, ocean freight costs and warehousing costs and the risk that a disruption in our offshore suppliers could adversely affect our ability to timely fill customer orders; (6) changes in U.S. and foreign government regulations and in the political, social and economic climates of the countries from which we source our products; (7) disruptions involving our vendors or the transportation and handling industries, particularly those affecting imported products from Vietnam and China, including customs issues, labor stoppages, strikes or slowdowns and the availability of shipping containers and cargo ships; (8) difficulties in forecasting demand for our imported products; (9) risks associated with product defects, including higher than expected costs associated with product quality and safety, and regulatory compliance costs related to the sale of consumer products and costs related to defective or non-compliant products, including product liability claims and costs to recall defective products; (10) disruptions and damage (including due to weather) affecting our Virginia, North Carolina or California warehouses, our Virginia or North Carolina administrative facilities or our representative offices or warehouses in Vietnam and China; (11) risks associated with domestic manufacturing operations, including fluctuations in capacity utilization and the prices and availability of key raw materials, as well as changes in transportation, warehousing and domestic labor costs, availability of skilled labor, and environmental compliance and remediation costs; (12) the risks specifically related to the concentrations of a material part of our sales and accounts receivable in only a few customers; (13) our inability to collect amounts owed to us or significant delays in collecting such amounts; (14) the interruption, inadequacy, security breaches or integration failure of our information systems or information technology infrastructure, related service providers or the internet or other related issues including unauthorized disclosures of confidential information or inadequate levels of cyber-insurance or risks not covered by cyber insurance; (15) achieving and managing growth and change, and the risks associated with new business lines, acquisitions, restructurings, strategic alliances and international operations; (16) higher than expected employee medical and workers’ compensation costs that may increase the cost of our high-deductible healthcare and workers compensation plans; (17) product liability claims;  (18) risks related to our other defined benefit plans; (19) the possible impairment of our long-lived assets, which can result in reduced earnings and net worth; (20) capital requirements and costs, including the servicing of our floating-rate term loans;  (21) risks associated with distribution through third-party retailers, such as non-binding dealership arrangements; (22) the cost and difficulty of marketing and selling our products in foreign markets; (23) changes in domestic and international monetary policies and fluctuations in foreign currency exchange rates affecting the price of our imported products and raw materials; (24) the cyclical nature of the furniture industry, which is particularly sensitive to changes in consumer confidence, the amount of consumers’ income available for discretionary purchases, and the availability and terms of consumer credit; (25) price competition in the furniture industry; (26) competition from non-traditional outlets, such as internet and catalog retailers; (27) changes in consumer preferences, including increased demand for lower-quality, lower-priced furniture due to, among other things, fluctuating consumer confidence, amounts of discretionary income available for furniture purchases and the availability of consumer credit; and (28) other risks and uncertainties described under Part I, Item 1A. "Risk Factors" in the Company’s Annual Report on Form 10-K for the fiscal year ended February 2, 2020. Any forward-looking statement that we make speaks only as of the date of that statement, and we undertake no obligation, except as required by law, to update any forward-looking statements whether as a result of new information, future events or otherwise and you should not expect us to do so.

Table I
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)
	For the
	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	Aug 2,	Aug 4,	Aug 2,	Aug 4,
	2020	2019	2020	2019

Net sales	$130,537	$152,248	$235,134	$287,766

Cost of sales	103,537	123,422	188,480	233,423

Gross profit	27,000	28,826	45,654	54,343

Selling and administrative expenses	18,892	22,462	38,070	44,478
Goodwill impairment charges	-	-	39,568	-
Trade name impairment charges	-	-	4,750	-
Intangible asset amortization	596	596	1,192	1,192

Operating income/(loss)	7,512	5,768	(37,926)	8,673

Other expense, net	10	32	51	94
Interest expense, net	118	328	327	669

Income/(loss) before income taxes	7,384	5,408	(38,304)	7,910

Income tax expense/(benefit)	1,610	1,248	(9,259)	1,763

Net income/(loss)	$5,774	$4,160	$(29,045)	$6,147

Earnings/(Loss) per share
Basic	$0.49	$0.35	$(2.46)	$0.52
Diluted	$0.48	$0.35	$(2.46)	$0.52

Weighted average shares outstanding:
Basic	11,824	11,787	11,811	11,778
Diluted	11,853	11,810	11,811	11,811

Cash dividends declared per share	$0.16	$0.15	$0.32	$0.30

Table II
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME/(LOSS)
(In thousands)
(Unaudited)
	For the
	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	Aug 2,	Aug 4,	Aug 2,	Aug 4,
	2020	2019	2020	2019

Net income/(loss)	$5,774	$4,160	$(29,045)	$6,147
Other comprehensive income (loss):
Amortization of actuarial loss	84	37	168	74
Income tax effect on amortization	(20)	(9)	(40)	(18)
Adjustments to net periodic benefit cost	64	28	128	56

Total Comprehensive Income/(Loss)	$5,838	$4,188	$(28,917)	$6,203

Table III
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

As of	August 2,	February 2,
	2020	2020
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$82,210	$36,031
Trade accounts receivable, net	67,115	87,653
Inventories	67,707	92,813
Income tax recoverable	-	751
Prepaid expenses and other current assets	6,331	4,719
Total current assets	223,363	221,967
Property, plant and equipment, net	28,271	29,907
Cash surrender value of life insurance policies	24,904	24,888
Deferred taxes	14,044	2,880
Operating leases right-of-use assets	37,987	39,512
Intangible assets, net	27,429	33,371
Goodwill	490	40,058
Other assets	1,190	1,125
Total non-current assets	134,315	171,741
Total assets	$357,678	$393,708

Liabilities and Shareholders’ Equity
Current liabilities
Current portion of term loans	$27,200	$5,834
Trade accounts payable	24,143	25,493
Accrued salaries, wages and benefits	4,206	4,933
Income tax payable	975	-
Customer deposits	4,328	3,351
Current portion of lease liabilities	6,844	6,307
Other accrued expenses	3,344	4,211
Total current liabilities	71,040	50,129
Long term debt	-	24,282
Deferred compensation	11,235	11,382
Lease liabilities	32,411	33,794
Other long-term liabilities	538	-
Total long-term liabilities	44,184	69,458
Total liabilities	115,224	119,587

Shareholders’ equity
Common stock, no par value, 20,000 shares authorized,
11,890 and 11,838 shares issued and outstanding on each date	52,628	51,582
Retained earnings	190,411	223,252
Accumulated other comprehensive loss	(585)	(713)
Total shareholders’ equity	242,454	274,121
Total liabilities and shareholders’ equity	$357,678	$393,708

Table IV
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)
	For the
	Twenty-Six Weeks Ended
	Aug 2,	Aug 4,
	2020	2019
Operating Activities:
Net (loss)/income	$(29,045)	$6,147
Adjustments to reconcile net income to net cash
provided by operating activities:
Goodwill and intangible asset impairment charges	44,318	-
Depreciation and amortization	3,365	3,471
Gain on disposal of assets	-	(285)
Deferred income tax (benefit) / expense	(10,665)	2,155
Noncash restricted stock and performance awards	1,046	558
Provision for doubtful accounts and sales allowances	3,396	1,053
Gain on life insurance policies	(651)	(624)
Changes in assets and liabilities:
Trade accounts receivable	17,142	25,206
Inventories	25,106	(8,389)
Income tax recoverable	751	(3,856)
Prepaid expenses and other current assets	(1,261)	(3,191)
Trade accounts payable	(1,391)	(9,058)
Accrued salaries, wages, and benefits	(726)	(2,856)
Accrued income taxes	973	(3,159)
Customer deposits	977	2,475
Operating lease liabilities	678	187
Other accrued expenses	(867)	1,033
Deferred compensation	20	145
Net cash provided by operating activities	$53,168	$11,012

Investing Activities:
Purchases of property and equipment	(484)	(3,659)
Proceeds received on notes from sale of assets	-	1,459
Premiums paid on life insurance policies	(453)	(489)
Proceeds received on life insurance policies	673	-
Net cash used in investing activities	(264)	(2,689)

Financing Activities:
Payments for long-term debt	(2,929)	(2,928)
Cash dividends paid	(3,796)	(3,541)
Cash used in financing activities	(6,725)	(6,469)

Net increase in cash and cash equivalents	46,179	1,854
Cash and cash equivalents - beginning of year	36,031	11,435
Cash and cash equivalents - end of quarter	$82,210	$13,289

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$220	$6,622
Cash paid for interest, net	295	599

Non-cash transactions:
Decrease in lease liabilities arising from obtaining right-of-use assets	$1,987	$266
Increase in property and equipment through accrued purchases	41	49

Table V
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
NET SALES AND OPERATING INCOME/(LOSS) BY SEGMENT
(In thousands)
Unaudited

	Thirteen Weeks Ended				Twenty-Six Weeks Ended
	August 2, 2020		August 4, 2019		August 2, 2020		August 4, 2019
		% Net		% Net		% Net		% Net
Net Sales		Sales		Sales		Sales		Sales
Hooker Branded	$38,820	29.7%	$39,405	25.9%	$65,982	28.1%	$79,004	27.5%
Home Meridian	71,168	54.6%	87,188	57.3%	128,833	54.7%	154,818	53.8%
Domestic Upholstery	17,507	13.4%	22,663	14.8%	34,290	14.6%	47,987	16.7%
All Other	3,042	2.3%	2,992	2.0%	6,029	2.6%	5,957	2.0%
Consolidated	$130,537	100%	$152,248	100%	$235,134	100%	$287,766	100%

Operating income/(loss)
Hooker Branded	$6,090	15.7%	$4,088	10.4%	$7,423	11.2%	$9,265	11.7%
Home Meridian	1,083	1.5%	(66)	-0.1%	(29,265)	-22.7%	(5,059)	-3.3%
Domestic Upholstery	(10)	-0.1%	1,260	5.6%	(16,820)	-49.1%	3,552	7.4%
All Other	349	11.5%	486	16.3%	736	12.2%	915	15.4%
Consolidated	$7,512	5.8%	$5,768	3.8%	$(37,926)	-16.1%	$8,673	3.0%

Prior-Year amounts have been restated to reflect a change in the Company’s reportable segments.

For more information, contact:
Paul B. Toms Jr.
Chairman and Chief Executive Officer
Phone: (276) 632-2133, or
Paul A. Huckfeldt, Senior Vice President, Finance & Accounting & Chief Financial Officer
Phone: (276) 666-3949